DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock of Terraform Power, Inc. (“us,” “our,” “we” or the “Company”). The following description may not contain all of the information that is important to you. To understand it fully, you should read our Amended and Restated Certificate of Incorporation (the “Charter”) and our Third Amended and Restated Bylaws (the “Bylaws”), copies of which have been filed with the SEC as exhibits to our Annual Report on Form 10-K, and the applicable provisions of Delaware law.

Authorized Capitalization

Our authorized capital stock consists of 1,200,000,000 shares of Class A common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Global Select Market, where our stock is listed, require stockholder approval in some cases of issuances of stock that equal to or exceed 20% of either (i) the outstanding voting power or (ii) the outstanding number of shares of Class A common stock at the time of the issuance.

Class A Common Stock

Voting Rights

Each share of Class A common stock entitles its holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Holders of our Class A common stock do not have cumulative voting rights. Except in respect of matters relating to the election of directors on our board of directors (the “Board”) and as otherwise provided in our Charter or required by law, all matters to be voted on by holders of our Class A common stock must be approved by a majority of the votes cast by holders of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. See “—Antitakeover Effects of Delaware Law and our Charter and Bylaws” and “—Stockholder Meetings and Elections and Removals of Directors.”

Dividend Rights

The holders of our outstanding shares of Class A common stock are entitled to receive dividends and distributions (whether payable in cash or otherwise), as may be declared from time to time by the Board out of legally available assets or funds. Dividends upon our Class A common stock may be declared by our Board at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board may modify or abolish any such reserve. Furthermore, because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Rights

Holders of our Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are validly issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of our Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. In addition, provisions of our Charter provide some restrictions on the transfer of our Class A common stock.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “TERP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A. The transfer agent’s address is 33 N. LaSalle St, Suite 1100, Chicago, IL 60602.

Preferred Stock

Our Charter authorizes our Board to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our Class A common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Class A common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Antitakeover Effects of Delaware Law and our Charter and Bylaws

Some provisions of Delaware law, our Charter and our Bylaws contain a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, these provisions will also give our Board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our Board to issue preferred stock with rights that are only specified at the time of issuance and could also include superior voting, special approval, dividend or other rights or preferences that benefit only the holders of the preferred stock. These rights could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder Meetings and Elections and Removals of Directors

Special Meetings of Stockholders. Our Charter provides that a special meeting of stockholders may be called by (i) the chairperson of the Board, (ii) the Lead Independent Director (as defined in our Bylaws), if any, (iii) the
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Board, pursuant to a duly adopted resolution or (iv) the secretary of the Company upon the written request, stating the purpose of such meeting, of the holders of a majority of the shares of Class A common stock then outstanding.

Elimination of Stockholder Action by Written Consent. Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), any action required to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Charter provides otherwise. Our Charter specifically provides that any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting, and that the power of stockholders to consent in writing without a meeting is denied.

Board Vacancies. Any vacancy occurring on our Board and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock and the director designation rights of Brookfield Asset Management Inc. (our “Sponsor”).

Election of Directors. Our Charter provides that, except as provided in any duly authorized certificate of designation for any series of preferred stock, in an uncontested election, each director will be elected by the affirmative vote of the majority of the votes cast with respect to such director at any election meeting at which a quorum is present. However, in the case of an election meeting at which a quorum is present for which the number of director nominees exceeds the number of directors to be elected at such election, each director will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee). Each director will hold office until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. With respect to the stockholder election of the non-sponsor independent directors, for so long as the Master Services Agreement (as defined in our Charter) remains in effect, members of the sponsor group are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than members of the sponsor group. Directors may serve consecutive terms.

Removal of Directors. Our Charter provides that, subject to the rights, if any, of the holders of any series of preferred stock to elect and remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of preferred stock), one or more or all directors may be removed from office with or without cause by the vote of the holders of shares of Class A common stock representing a majority of the issued and outstanding shares of Class A common stock at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose. With respect to the stockholder removal of the non-sponsor independent directors, for so long as the master services agreement remains in effect, our Sponsor and its controlled affiliates (other than us and our controlled affiliates) are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than our Sponsor and its controlled affiliates.

Amendments

Amendments of Certificate of Incorporation. Pursuant to Section 242(b) of the DGCL, to amend our Charter, subject to certain exceptions, the Board must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At the meeting, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to adopt such amendment. In addition, if the amendment adversely affects any class of shares, then the affirmative vote of a majority of the outstanding stock of each such class is also required to adopt the amendment.

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Our Charter further provides that amendments of certain sections of the Charter require an affirmative vote of two-thirds of the combined voting power of all of the then outstanding shares of capital stock eligible to be cast in the election of directors generally voting as a single class, including provisions relating to:

•voting, dividend and liquidation rights of Class A common stock;
•removal of directors;
•indemnification of officers and directors and limitation of the personal liability of directors; and
•amendments to the Charter.

Our Charter further provides that approval of the conflicts committee is required to alter, amend or repeal provisions relating to:

•the powers and composition of the Board;
•amendments to the Bylaws and Board designation of committees;
•filling vacancies in the Board;
•competition and corporate opportunities; and
•amendments to the Charter.

Bylaw Amendments. Our Board will have the power to make, amend, alter, change, add to or repeal our Bylaws or adopt new bylaws by the affirmative vote of a majority of the total number of directors then in office. Any action to make, amend, alter, change, add to or repeal any provision in the Bylaws (i) requiring the approval of the conflicts committee, (ii) setting forth the standards for “independence” that will be applicable to independent directors on the Board and the process for nomination to the Board, and election by our shareholders, of independent directors and (iii) setting out the manner in which the governance agreement is amended shall, in each case, also require the approval of the conflicts committee and, for so long as the governance agreement is in effect, our Sponsor. In addition, any action to make, amend, alter, change, add to or repeal any provision in the Bylaws relating to the designation, appointment, removal, replacement, powers or duties of our officers shall, for so long as the governance agreement is in effect, require the approval of our Sponsor.

Notice Provisions Relating to Stockholder Proposals and Nominees

Our Bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.

Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to our Board at an annual meeting of stockholders, or (iii) nominate a candidate for election to our Board at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to our corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the Bylaws.

With respect to special meetings of stockholders, our Bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting.

Delaware Antitakeover Law

We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

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•prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 662⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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